Exhibit 21.1 - LIST OF SUBSIDIARIES



1.  Exabyte FSC Ltd.

2.  Nihon Exabyte Corporation

3.  Exabyte (Scotland) Ltd.

4.  Exabyte (Europe) B.V.

5.  Exabyte Magnetics GmbH

6.  Exabyte (Singapore) Pte. Ltd.

7.  Exabyte (Canada) Corporation